Exhibit 99.1

Calavo Growers, Inc. Announces Third Quarter 2023 Financial Results

SANTA PAULA, Calif., Sept. 6, 2023—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of convenient, ready-to-eat fresh food, today reported its financial results for the fiscal third quarter ended July 31, 2023.

Third Quarter Financial Overview

●	Total net sales of $259.9 million, a 24% decrease from the prior year quarter
o	Grown segment net sales decreased 30% to $144.5 million
o	Prepared segment net sales decreased 14% to $115.8 million
●	Gross profit of $25.0 million, compared to $18.5 million for the prior year quarter
o	Grown segment gross profit increased $9.6 million to $21.4 million
o	Prepared segment gross profit decreased $3.1 million to $3.7 million
●	Net income of $6.6 million, or $0.37 per diluted share, compared to $1.3 million, or $0.07 per diluted share, for the same period last year
●	Adjusted net income of $7.2 million, or $0.41 per diluted share, compared to adjusted net income of $2.9 million, or $0.16 per diluted share for the prior year quarter
●	Adjusted EBITDA of $13.8 million compared to $8.1 million for the same period last year

Adjusted net income loss), adjusted net income per diluted share, and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Third Quarter Highlights

●	Avocado margins meaningfully improved sequentially and versus the prior year quarter
●	Established new credit facility with borrowing capacity of up to $100 million to improve liquidity and financial flexibility
●	Onboarded new customer volume in Prepared with approximately $0.7 million of start-up costs in the quarter; expect sequential improvement in Prepared in fourth quarter
●	The Board of Directors declared a quarterly cash dividend of $0.10 per share to be paid on Oct. 11, 2023 to investors of record on Sept. 27, 2023

Management Commentary

“I am pleased with our performance in the third quarter. We achieved strong avocado margins as we concentrated our efforts on the fundamentals of our flagship avocado business,” said Lee E. Cole, President and Chief Executive Officer of Calavo Growers, Inc.

Calavo Growers, Inc.

“Our Prepared segment earnings improved sequentially versus the second quarter as we onboarded new customer volume in Fresh Cut, despite some start-up costs. Our Guacamole business continues to perform well with lower fruit input costs and improved manufacturing efficiency. We expect earnings in Prepared to continue improving in the fourth quarter as we focus on adding volume and making our operations more efficient,” said Cole.

“I am happy to be back at Calavo, leading the company that I helped to build. Going forward, we will remain focused on execution across the portfolio, and we remain confident in the long-term earnings potential of the company.”

Third Quarter 2023 Consolidated Financial Review

Total net sales for the third quarter 2023 was $259.9 million, compared to $342.0 million for the third quarter 2022, a decline of 24%. Grown segment sales decreased 30% and Prepared segment sales decreased 14%. Total company avocado volumes rose approximately 5% versus the prior year period while the average selling price of avocados in the Grown segment decreased by approximately 38%.

Gross profit for the third quarter was $25.0 million, or 9.6% of net sales, compared to $18.5 million and 5.4%, respectively, for the same period last year.

Selling, general and administrative (SG&A) expenses for the third quarter totaled $17.8 million, or 6.9% of net sales, compared to $16.7 million and 4.9% of net sales for the same period last year. The increase from the prior year quarter was related to higher incentive compensation accruals and management restructuring costs offset by lower outside service expenses.

Net profit for the third quarter was $6.6 million, or $0.37 per share. This compares with a net profit of $1.3 million, or $0.07 per diluted share, for the same period last year.

Adjusted net income was $7.2 million, or $0.41 per diluted share, compared to adjusted net income of $2.9 million, or $0.16 per diluted share last year.

Adjusted EBITDA was $13.8 million compared to $8.1 million for the same period last year.

Balance Sheet and Liquidity

The company ended the quarter with $47.1 million of total debt, which included $40.2 million of borrowings under its credit facility and $6.9 million of other long-term obligations and finance leases. Cash and cash equivalents, including restricted cash, totaled $2.2 million, and the company had $43.1 million of available liquidity as of July 31, 2023.

Segment Performance

Grown

Grown segment gross profit improved $9.6 million from the prior year quarter to $21.4 million. The improvement was driven primarily by strong avocado margins, which improved through enhanced focus on operational execution and customer service. Margins improved compared to the prior year quarter despite avocado sales prices that were approximately 38% below the prior year quarter. Although avocado prices declined in the quarter compared to the prior year, prices increased sequentially compared to the second quarter and rose progressively during the third quarter. Calavo’s third quarter avocado volume increased 5% versus the prior year, led by increased volumes from Mexico. According to industry data, industry avocado volume in the U.S. was up 11% in the quarter compared to the prior year. The increase was driven by a 41%

Calavo Growers, Inc.

increase in Mexico volume, given low fruit supply in the prior year, that was partially offset by lower imports from Peru. Looking ahead, we will maintain our sharp focus on avocado margin management and customer service.

Prepared

Prepared segment gross profit declined $3.1 million from the prior year to $3.7 million, consisting of an $8.1 million gross profit decline in the Fresh Cut division, partially offset by a $5.0 million increase in the Guacamole division. Fresh Cut gross profit declined primarily due to softer volume and higher input costs. Syndicated retail data indicates that fiscal year-to-date unit sales remain down for produce categories while dollar sales are up. Unit sales for the deli category are about flat while dollar sales are up. Fresh Cut gross profit was down on a year ago basis but improved sequentially versus the second quarter. The quarter included about $0.7 million of start-up expenses associated with the onboarding of a large national account customer. Although there is still work to do to increase volume and stabilize margins, Fresh Cut margins are expected to improve in the fourth quarter as we realize performance approximately in line with that achieved toward the end of the third quarter. Gross profit in the Guacamole division improved compared to the prior year due to significantly lower fruit input costs and improved manufacturing efficiencies.

Outlook

We expect fourth quarter gross profit in Grown to exceed prior year levels. We expect fourth quarter gross profit in Prepared to increase sequentially led by improvements in Fresh Cut.

Non-GAAP Financial Measures

This press release includes non-GAAP measures EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) per diluted share, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses (income) recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income (loss) and the related measure of adjusted net income (loss) per diluted share exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not

Calavo Growers, Inc.

necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables below.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands.

Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including financial projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our new management team to work together successfully; the impact of operational and restructuring initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved and potential long-term adverse effects from reducing capital expenditures; the impact of weather on market prices and operational costs; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and access to labor necessary for us to render services; susceptibility to

Calavo Growers, Inc.

wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and restrictions as a result of COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Julie Kegley, Senior Vice President

Financial Profiles, Inc.

calavo@finprofiles.com

310-622-8246

Calavo Growers, Inc.

CALAVO GROWERS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	July 31,	October 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$1,402	$2,060
Restricted cash	761	1,074
Accounts receivable, net of allowances of $4,020 (2023) and $4,199 (2022)	76,417	59,016
Inventories	38,878	38,830
Prepaid expenses and other current assets	12,913	8,868
Advances to suppliers	15,839	12,430
Income taxes receivable	4,150	3,396
Total current assets	150,360	125,674
Property, plant, and equipment, net	114,224	113,310
Operating lease right-of-use assets	49,744	54,518
Investments in unconsolidated entities	3,383	3,782
Deferred income taxes	5,776	5,433
Goodwill	28,653	28,653
Intangibles, net	6,074	7,206
Other assets	56,726	47,170
	$414,940	$385,746
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$22,712	$20,223
Trade accounts payable	16,425	10,436
Accrued expenses	42,183	51,795
Other current liabilities	11,000	11,000
Current portion of term loan	404	—
Current portion of operating leases	6,911	6,925
Current portion of long-term obligations and finance leases	1,674	1,574
Total current liabilities	101,309	101,953
Long-term liabilities:
Borrowings pursuant to line of credit, long-term	36,768	1,200
Long-term portion of term loan	3,055	—
Long-term portion of operating leases	47,281	52,140
Long-term portion of obligations and finance leases	5,198	4,447
Other long-term liabilities	2,229	2,635
Total long-term liabilities	94,531	60,422
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	219,100	223,371
	$414,940	$385,746

Calavo Growers, Inc.

CALAVO GROWERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2023	2022	2023	2022

Net sales	$259,875	$341,991	$730,768	$947,501
Cost of sales	234,850	323,477	676,274	894,017
Gross profit	25,025	18,514	54,494	53,484
Selling, general and administrative	17,842	16,659	52,271	48,404
Expenses (recovery) related to Mexican tax matters	(1,203)	303	1,231	1,148
Impairment and charges related to Florida facility closure	—	—	—	959
Operating income	8,386	1,552	992	2,973
Interest expense	(793)	(485)	(1,482)	(1,272)
Other income, net	230	278	862	1,433
Unrealized net income (loss) on Limoneira shares	—	1,225	—	(5,803)
Income (loss) before income taxes and loss from unconsolidated entities	7,823	2,570	372	(2,669)
Income tax benefit (expense)	(617)	(984)	(21)	363
Net loss from unconsolidated entities	(498)	(269)	(398)	(812)
Net income (loss)	6,708	1,317	(47)	(3,118)
Add: Net loss (income) attributable to noncontrolling interest	(82)	(17)	(390)	185
Net income (loss) attributable to Calavo Growers, Inc.	$6,626	$1,300	$(437)	$(2,933)

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$0.37	$0.07	$(0.02)	$(0.17)
Diluted	$0.37	$0.07	$(0.02)	$(0.17)

Number of shares used in per share computation:
Basic	17,756	17,667	17,746	17,661
Diluted	17,856	17,769	17,746	17,661

Calavo Growers, Inc.

CALAVO GROWERS, INC.
NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)
(in thousands)

			Interco.
	Grown	Prepared	Elimins.	Total

	(All amounts are presented in thousands)
Three months ended July 31, 2023
Net sales	$144,543	$115,806	$(474)	$259,875
Cost of sales	123,190	112,134	(474)	234,850
Gross profit	$21,353	$3,672	$—	$25,025

Three months ended July 31, 2022
Net sales	$207,589	$134,872	$(470)	$341,991
Cost of sales	195,818	128,129	(470)	323,477
Gross profit	$11,771	$6,743	$—	$18,514

			Interco.
	Grown	Prepared	Elimins.	Total

	(All amounts are presented in thousands)
Nine months ended July 31, 2023
Net sales	$403,285	$328,649	$(1,166)	$730,768
Cost of sales	359,852	317,588	(1,166)	676,274
Gross profit	$43,433	$11,061	$—	$54,494

Nine months ended July 31, 2022
Net sales	$581,171	$367,889	$(1,559)	$947,501
Cost of sales	539,577	355,999	(1,559)	894,017
Gross profit	$41,594	$11,890	$—	$53,484

For the three months ended July 31, 2023 and 2022, intercompany sales and cost of sales of $0.5 million between Grown products and Prepared products were eliminated. For the nine months ended July 31, 2023 and 2022, intercompany sales and cost of sales of $1.2 million and $1.6 million between Grown products and Prepared products were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.
RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)
(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended July 31,		Nine months ended July 31,
	2023	2022	2023	2022
Net income (loss) attributable to Calavo Growers, Inc.	$6,626	$1,300	$(437)	$(2,933)
Non-GAAP adjustments:
Non-cash losses recognized from unconsolidated entities (a)	498	269	398	812
Loss from FreshRealm and other related expenses (b)	—	580	—	580
Net loss (income) on Limoneira shares (c)	—	(1,225)	—	5,803
Rent expense add back (d)	108	108	324	324
Restructure costs - consulting, management recruiting and severance (e)	1,426	1,198	5,186	4,473
Expenses (recovery) related to Mexican tax matters (f)	(1,203)	789	1,231	1,634
Impairment, losses and charges related to property, plant and equipment (g)	—	—	235	959
Legal settlement and related expenses (h)	—	—	700	—
Tax impact of adjustments (i)	(208)	(163)	(2,019)	(3,380)
Adjusted net income attributed to Calavo Growers, Inc.	$7,247	$2,856	$5,618	$8,272

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$0.37	$0.07	$(0.02)	$(0.17)
Adjusted net income per diluted share	$0.41	$0.16	$0.32	$0.47

Number of shares used in per share computation:
Diluted	17,856	17,769	17,746	17,726

(a)	For the three months ended July 31, 2023 and 2022, we realized losses of $0.5 million and losses of $0.3 million from Agricola Don Memo. For the nine months ended July 31, 2023 and 2022, we realized income of $0.4 million and losses of $0.8 million from Agricola Don Memo.
(b)	For the three and nine months ended July 31, 2022, we recognized a return to provision discrete tax expense of $0.6 million due to the finalization of the tax treatment of the loss related to the previously recorded impairment of the investment in FreshRealm.
(c)	For the three and nine months ended July 31, 2022, we recorded $1.2 million in unrealized income and $5.8 million in unrealized losses related to mark-to-market adjustments of our previously held investment in Limoniera stock.
(d)	For the three months ended July 31, 2023 and 2022, we incurred $0.1 million related to rent paid for Prepared’s former corporate office space that we have vacated and plan to sublease. For the nine months ended July 31, 2023 and 2022, we incurred $0.3 million related to rent paid for Prepared’s former corporate office space that we have vacated and plan to sublease.
(e)	For the three and nine months ended July 31, 2023, we recorded $0.1 million and $0.8 million in severance costs as part of U.S. restructuring efforts, respectively. For the three and nine months ended July 31, 2023, we incurred $0.9 million in severance and other costs and $0.3 million in stock-based compensation related to the departure of certain members of management. In addition, for the nine months ended July 31, 2023, we incurred $1.2 million in severance and other costs and $1.2 million in stock-based compensation related to the departure of our former Chief Executive Officer. Additionally, for the nine months ended July 31, 2023, we incurred $0.6 million related to the divesture of Salsa Lisa.

Calavo Growers, Inc.

For the three and nine months ended July 31, 2022, we recorded $1.2 million and $4.5 million of consulting expenses related to an enterprise-wide strategic business operations study conducted by a third-party management consulting organization for the purpose of restructuring to improve the profitability of the organization and efficiency of our operations. In addition, for the nine months ended July 31, 2022, we recorded $1.4 million of severance accrual related to the Project Uno restructuring.

(f)	For the three months ended July 31, 2023 and 2022, we incurred $0.5 million and $0.3 million of professional fees related to the Mexican tax matters, respectively. For the nine months ended July 31, 2023 and 2022, we incurred $1.6 million and $1.1 million of professional fees related to the Mexican tax matters, respectively.

For the three and nine months ended July 31,2023, we recorded a gain of $1.7 million related to the interest and inflationary adjustments related to an IVA repayment from Mexican Tax Authority. For the nine months ended July 31, 2023, we recognized a reserve of $1.4 million related to the collectability of IVA receivables.

For the three and nine months ended July 31, 2022, we recognized a return to provision discrete tax expense of $0.5 million due to the finalization of the tax treatment for the final settlement of the 2011 Assessment.

(g)	On April 1, 2023, we completed the divesture of our salsa business in our Prepared segment and incurred $0.2 million in losses related to the disposal of property, plant and equipment.

On October 18, 2021, we announced the closure of RFG’s food processing operations in Green Cove Springs (near Jacksonville), Florida as part of our Project Uno profit improvement program. As of November 15, 2021, the Green Cove Springs facility of RFG ceased operations. We incurred $0.9 million of expenses for the nine months ended July 31, 2022, related to the closure of this facility.

(h)	For the nine months ended July 31, 2023, we accrued $0.6 million in a legal settlement from a dispute from over 5 years ago connected to an old unused distribution agreement that was entered into over a decade ago. This legal settlement was considered out of the ordinary due to the length it took to settle and since we have not done business with this party for many years. There are no other similar matters outstanding. In addition, we incurred $0.1 million in associated legal fees.
(i)	Tax impact of non-GAAP adjustments is based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)
(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended July 31,		Nine months ended July 31,
	2023	2022	2023	2022
Net income (loss) attributable to Calavo Growers, Inc.	$6,626	$1,300	$(437)	$(2,933)
Interest Income	(117)	(136)	(480)	(402)
Interest Expense	793	485	1,482	1,272
Provision (benefit) for Income Taxes	617	984	21	(363)
Depreciation and Amortization	4,362	4,067	12,815	12,472
Stock-Based Compensation	979	754	4,382	2,123
EBITDA	$13,260	$7,454	$17,783	$12,169

Adjustments:
Non-cash losses recognized from unconsolidated entities (a)	498	269	398	812
Net loss (income) on Limoneira shares (c)	—	(1,225)	—	5,803
Rent expense add back (d)	108	108	324	324
Restructure costs - consulting and management recruiting and severance (e)	1,096	1,198	3,626	4,335
Expenses (recovery) related to Mexican tax matters (f)	(1,203)	303	1,231	1,148
Impairment, losses and charges related to property, plant and equipment (g)	—	—	235	929
Legal settlement and related expenses (h)	—	—	700	—
Adjusted EBITDA	$13,759	$8,107	$24,297	$25,520

See prior page for footnote references